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                               STOCK PURCHASE AGREEMENT


                            Dated as of November 20, 1997




                                        among




                       FUND AMERICAN ENTERPRISES HOLDINGS, INC.


                           FUND AMERICAN ENTERPRISES, INC.


                          WHITE MOUNTAINS INSURANCE COMPANY



                                         and



                                  SMITH BARNEY INC.




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

         THIS STOCK PURCHASE AGREEMENT, dated as of November 20, 1997 (the "Agreement"), is among Fund American Enterprises Holdings, Inc., a Delaware corporation ("FAE Holdings"), Fund American Enterprises, Inc., a Delaware corporation ("FAE"), White Mountains Insurance Company, a Delaware corporation ("White Mountains" and, together with FAE Holdings and FAE, the "Sellers"), and Smith Barney Inc., a Delaware corporation ("Smith Barney").

         WHEREAS, Sellers are the beneficial holders of an aggregate of 10,994,876 units of beneficial interest ("Units") of San Juan Basin Royalty Trust, an express trust created under the laws of the state of Texas (the "Trust"), as set forth in Schedule I hereto;

         WHEREAS, Sellers desire to sell and Smith Barney desires to purchase 5,000,000 Units (the "Purchased Units");

         NOW, THEREFORE, it is hereby agreed as follows:

          1.  PURCHASE AND SALE OF UNITS.

           Sellers hereby agree to sell, convey, transfer and deliver to Smith Barney, and Smith Barney hereby agrees to purchase from each Seller, the Purchased Units as set forth on Schedule I hereto at a purchase price of $9.25 per Purchased Unit (the "purchase price per unit").

          2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS. Each of the Sellers hereby represents, warrants and covenants to Smith Barney as to itself as follows:

         (a) ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

         (b) TITLE TO PURCHASED UNITS. Each Seller is the beneficial owner of the Purchased Units being sold by such Seller pursuant to this Agreement as set forth on Schedule I hereto and such Purchased Units are free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively "Encumbrances"). All of such Purchased Units were acquired by the Sellers in open market transactions, the last of which occurred in June 1989.

         (c) AUTHORITY; EXECUTION AND DELIVERY, ETC. Each Seller has full power and authority to enter into this Agreement and to sell the Purchased Units being sold by such Seller in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly authorized by each Seller and no other actions on the part of any of the Sellers is required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

         (d) CONSENTS, NO CONFLICTS, ETC. None of the execution and delivery of this Agreement, the consummation by the Sellers of this Agreement, or compliance by each of the Sellers with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the charter, by-laws or other organizational documents of any of the Sellers or any agreement, instrument, judgment, decree, statute or regulation applicable to any of the Sellers or any assets or properties of any of the Sellers, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Sellers or any of the assets or properties of any of the Sellers or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever.

         (e) LITIGATION. There is no litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to any of the Sellers, threatened against any of the Sellers with respect to the Purchased Units or this Agreement which if adversely determined could prohibit or prevent such Seller from consummating the transactions contemplated hereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against any of the Sellers with respect to the Purchased Units.

         (f) OWNERSHIP INTERESTS IN SELLERS; SELLERS' OWNERSHIP INTEREST IN OTHER PARTIES; ETC. (i) None of the Sellers has an ownership interest in Bank One, Texas, a banking association organized under the laws of the United States, trustee under the Royalty Trust Indenture dated as of November 1, 1980 relating to the Trust (the "Trustee") and, to the knowledge of each Seller, the Trustee has no ownership interest in any of the Sellers; (ii) none of the Sellers has an ownership interest in Burlington Resources Oil and Gas Company (as successor to Southland Royalty Company, the "Operator") and, to the knowledge of each Seller, the Operator has no ownership interest in any of the Sellers; (iii) no holder (other than another Seller) with publicly disclosed beneficial ownership of greater than five percent of the Units is a holder with publicly disclosed beneficial ownership of greater than five percent of the common stock of any of the Sellers; (iv) none of the Sellers and the Trustee and none of the Sellers and the Operator, respectively, have common officers or directors; (v) past


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suggestions made by or in behalf of the Sellers to the Trustee that it should provide all holders of Units additional information regarding the Trust and the performance of the net overriding royalty interest conveyed by Southland Royalty Company to the Trust have not been adopted; (vi) the Trustee has stated to representatives of the Sellers that it would only file a registration statement for a distribution of Sellers' Units if the Trustee concluded, based on independent professional advice, that such filing would not have an adverse impact on other holders of Units; (vii) none of the Sellers has any relationship or understanding with any holder of Units (including Capital Guardian Trust Company, FMR Corp. or Societe Generale Asset Management, the other holders with publicly disclosed beneficial ownership of greater than five percent of the Units) or with the Trustee with respect to control of the Trust; (viii) none of Sellers controls, is controlled by, or is under common control with the Trust, the Trustee or the Operator, and none of the Sellers is an "affiliate" of the Trust, the Trustee or the Operator for purposes of the Securities Act of 1933 (the "Act") and (ix) it is not necessary to register the sale of the Purchased Units by the Sellers pursuant to this Agreement under Section 5 of the Act.

         (g) NO PLEDGE; OTHER ACTIONS. Each Seller agrees that prior to the Closing Date it will not (i) sell, transfer, pledge, hypothecate or otherwise dispose of or create any Encumbrances on the Purchased Units or make any agreement or commitment to do any of the foregoing, (ii) take or omit to take any action which would have the effect of preventing or disabling any Seller from performing its obligations under this Agreement or (iii) take any action which would make any of the representations and warranties contained in this Agreement untrue in any material respect.

         (h) RESTRICTIONS ON SALE. Each Seller agrees that it will not sell, contract to sell, or otherwise dispose of any Units, or securities convertible or exchangeable for Units, except for the sale of the Purchased Units to Smith Barney pursuant to this Agreement, prior to the expiration of 90 days from the effective date of this Agreement, without the prior written consent of Smith Barney.


          3.  DELIVERY OF THE PURCHASED UNITS AND PAYMENT THEREFOR.

         (a) Delivery to Smith Barney of and payment for the Purchased Units shall be made at the office of Smith Barney Inc., 388 Greenwich Street, New York, NY 10013, at 9:00 A.M., New York City time, on November 25, 1997 (the "Closing Date"). The place of the closing for the Purchased Units and


                                          3
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the Closing Date may be varied by agreement among the Sellers and Smith Barney.

         (b) The Purchased Units to be purchased hereunder shall be delivered to Smith Barney on the Closing Date by delivery of certificates or by delivery through the facilities of The Depository Trust Company to an account designated by Smith Barney in advance of the closing, in each case free and clear of Encumbrances and with no restrictive legends of any type, against payment of the purchase price therefor in immediately available funds.

          4.  CONDITIONS TO THE OBLIGATIONS OF SMITH BARNEY.

         (a) It shall be a condition to Smith Barney's obligation to purchase the Purchased Units at the Closing Date that (i) the representations and warranties of each of the Sellers shall be true and correct in all material respects on the Closing Date, (ii) each of the Sellers shall have performed in all respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (iii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction, or any law or regulation, which prevents or restrains the purchase or sale and delivery of the Purchased Units and (iv) Smith Barney shall have received, on or prior to the Closing Date, an opinion of Cravath, Swaine & Moore, special counsel to the Sellers, in the form attached hereto as Exhibit A.

         (b) It shall be a condition to Smith Barney's obligation to purchase the Purchased Units at the Closing Date that subsequent to the effective date of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting the condition (financial or other), business, properties, net worth, or results of operations of the Trust which would materially adversely affect the market for the Units.

          5.  INDEMNIFICATION.

         (a) The Sellers, jointly and severally, agree to indemnify and hold harmless Smith Barney, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, resulting from any breach of a representation or warranty of any of the Sellers or the nonfulfillment of any agreement, covenant or obligation of any of the Sellers under this Agreement and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection


                                          4
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with the investigation of, preparation for or defense of any pending or threatened claim related to such indemnity, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Each Seller further agrees that it will not, without the prior written consent of Smith Barney, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Smith Barney or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Smith Barney and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

         (b) Each of the Sellers agrees that if any indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Agreement, then the Sellers shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Sellers on the one hand, and Smith Barney on the other, in connection with the matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations.


          6.  MISCELLANEOUS.

         (a) EXPENSES. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

         (b) AMENDMENTS, ETC. All amendments or waivers of any provisions of this Agreement may only be made pursuant to a written instrument executed by the parties hereto or their successors and assigns.

         (c) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party; PROVIDED, HOWEVER, that no party hereto may assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

         (d) NOTICES. All notices, requests and other communications provided for hereunder shall be effective upon receipt, shall be in writing and shall be deemed to have been duly given if delivered in person or by courier,


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telegraph, telex or by facsimile:

         If to Smith Barney:

         Smith Barney Inc.
         388 Greenwich Street
         New York, New York 10013

         Attention:   Stephen Bujno
         Telephone:   (212) 723-4805
         Telecopier:  (212) 723-8870

         with a copy to:

         Dewey Ballantine LLP
         1301 Avenue of the Americas
         New York, New York 10019

         Attention:   Morton A. Pierce, Esq.
         Telephone:   (212) 259-6640
         Telecopier:  (212) 259-6333

         If to any of the Sellers:

         Fund American Enterprises Holdings Inc.
         80 South Main Street
         Hanover, New Hampshire 03755

         Attention:   Secretary
         Telephone:   (603)643-1567
         Telecopier:  (603)643-4562

         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York 10019-7475

         Attention:   Philip Gelston, Esq.
         Telephone:   (212) 474-1548
         Telecopier:  (212) 474-3700

or to such other address with respect to any party as such party shall notify the others in writing.

         (e) GOVERNING LAW AND JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (without regard to the choice of law provisions thereof).

         (f) HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for


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convenience only and do not constitute a part of this Agreement.

         (g) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         (h) PUBLIC ANNOUNCEMENTS. None of the Sellers or Smith Barney will issue any press release or public announcement of the transactions contemplated hereby except (i) as FAE Holdings and Smith Barney may mutually agree in writing or (ii) as may be required in the opinion of counsel under applicable law in which case the party so required to make such an announcement shall provide the other parties reasonable opportunity to review the proposed announcement prior to the date of such announcement (unless it is unlawful or impracticable to do so).

         (i) COMPLETE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and, except as provided herein, supersedes all previous negotiations, commitments and writings. This Agreement is not intended to confer any benefit upon any person other than the parties hereto.

         (j) TERMINATION. This Agreement shall be subject to termination in Smith Barney's absolute discretion, without liability on the part of Smith Barney to any of the Sellers, by notice to the Sellers, if prior to the Closing Date (i) trading in securities generally on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market shall have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York or Texas shall have been declared by either federal or state authorities, or (iii) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in Smith Barney's judgment, impracticable or inadvisable to commence or continue the purchase of the Purchased Units. Notice of such termination may be given to the Sellers by telegram, telecopy or telephone and shall be subsequently confirmed by letter.


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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the date first above written.



                             FUND AMERICAN ENTERPRISES HOLDINGS, INC.



                             By:/s/ Michael S. Paquette
                                -------------------------------
                                Name:  Michael S. Paquette
                                Title: Vice President and
                                       Controller



                             FUND AMERICAN ENTERPRISES, INC.



                             By:/s/ James H. Ozanne
                                -------------------------------
                                Name:  James H. Ozanne
                                Title: President



                             WHITE MOUNTAINS INSURANCE COMPANY



                             By:/s/ Michael S. Paquette
                                -------------------------------
                                Name:  Michael S. Paquette
                                Title: Vice President and
                                       Controller



                             SMITH BARNEY INC.



                             By:/s/ James C. Cowles
                                -------------------------------
                                Name:  James C. Cowles
                                Title: Managing Director


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                                      SCHEDULE I

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                                          UNITS
                                       BENEFICIALLY        PURCHASED
    ENTITY                                OWNED              UNITS
--------------------------------------------------------------------------------
Fund American
Enterprises
Holdings,                                 157,215            157,215
Inc.
(a Delaware
corporation)
--------------------------------------------------------------------------------
Fund American
Enterprises,
Inc.
(a Delaware
corporation)                           10,759,876          4,765,000
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White
Mountains
Insurance
Company
(a Delaware
corporation)                                77,785            77,785
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      TOTAL:                            10,994,876         5,000,000
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